EXHIBIT 5.1

EXHIBIT 23.1

Michael A. Littman

Attorney at Law

P.O. Box 1839

Arvada, CO 80001

malattyco@aol.com

(720) 530-6184

March 18, 2016

T-Rex Oil, Inc.

520 Zang Street, Suite 250

Broomfield, CO 80021

Re:  Registration Statement on Form S-1 for common shares of T-Rex Oil, Inc.

1,000,000 shares of Common Stock Offered by Selling Shareholders;
400,000 shares of Common Stock Underlying Series A Preferred;
407,094 shares of Common Stock Underlying $3 Warrants:
1,885,250 shares of Common Stock Underlying $0.10 Options; and
100,000 shares of Common Stock Underlying $0.25 Options.

Gentlemen:

At your request, I have examined Registration Statement No. (_________) which is being filed with the Securities  and Exchange Commission  ("SEC"),  on Form S-1 (the  "Registration Statement"),  in connection with the registration under the Securities Act of 1933, as amended, of

1,000,000 shares of Common Stock Offered by Selling Shareholders;
400,000 shares of Common Stock Underlying Series A Preferred;
407,094 shares of Common Stock Underlying $3 Warrants;
1,885,250 shares of Common Stock Underlying $0.10 Options; and
100,000 shares of Common Stock Underlying $0.25 Options.

In rendering the following opinion, I have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. In my examination,  I have assumed the genuineness of all signatures, the authenticity,  accuracy and completeness of the documents submitted to me as originals,  and the conformity with the original documents of all  documents  submitted  to me as copies.  My examination was limited to the following documents and not others:

                a.   Certificate of Incorporation of the Company, as amended to date;

                b.   Bylaws of the Company, as amended to date; and

                c.   Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

I have  not  undertaken,  nor do I intend  to  undertake,  any  independent investigation  beyond such  documents and records,  or to verify the adequacy of accuracy of such documents and records.

Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable under Colorado Laws.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent  to the filing of this  opinion as an exhibit to any filing  made with  the  Securities  and  Exchange  Commission  or  under  any  state or other jurisdiction's  securities  act for the purpose of  registering,  qualifying  or establishing  eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

This  opinion  covers  only  matters of  Colorado  law and  nothing in this opinion  shall be deemed to imply any  opinion  related to the laws of any other jurisdiction.  Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter.  I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

/s/Michael A. Littman

Michael A. Littman